EXHIBIT 99(A)(4)

                           OFFER TO PURCHASE FOR CASH
                          ALL OUTSTANDING COMMON UNITS
                                       OF
                         U.S. TIMBERLANDS COMPANY, L.P.
                                       FOR
                              $3.00 PER COMMON UNIT
                                       BY
                    U.S. TIMBERLANDS ACQUISITION COMPANY, LLC
                          A WHOLLY-OWNED SUBSIDIARY OF
                      U.S. TIMBERLANDS HOLDINGS GROUP, LLC

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       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
  TIME, ON MONDAY, JANUARY 6, 2003, UNLESS THE OFFER IS EXTENDED. COMMON UNITS WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
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                                                               November 15, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      We have been appointed by U.S. Timberlands Acquisition Co., LLC (the "Buyer"), a Delaware limited liability company and wholly-owned subsidiary of U.S. Timberlands Holdings Group, LLC, a Delaware limited liability company, to act as Information Agent in connection with the Buyer's offer to purchase all of the outstanding common units (the "Common Units"), of U.S. Timberlands Company, L.P., a Delaware limited partnership (the "Company"), at $3.00 per Common Unit, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 15, 2002 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Common Units registered in your name or in the name of your nominee.

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 3,281,739 COMMON UNITS. THE OFFER IS ALSO SUBJECT TO THE OTHER TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

      For your information and for forwarding to your clients for whom you hold Common Units registered in your name or in the name of your nominee, we are enclosing the following documents:

            1. Offer to Purchase dated November 15, 2002;

            2. Letter of Transmittal for your use in accepting the Offer and tendering Common Units and for the information of your clients;

            3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Common Units and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, by the Expiration Date (as defined in "THE OFFER:
      TERMS OF THE OFFER" of the Offer to Purchase);

            4. A letter which may be sent to your clients for whose accounts you hold Common Units registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

            5. A letter to the Common Unit holders of the Company from the Buyer;

            6. A Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities Exchange Commission;

            7. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

            8. A return envelope addressed to the Depositary.

      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Buyer will accept for payment and pay for Common Units that are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if the Buyer gives oral or written notice to the Depositary of the Buyer's acceptance of such Common Units for payment pursuant to the Offer. Payment for Common Units purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Common Units, or timely confirmation of a book-entry transfer of such Common Units into the Depositary's account at American Stock Transfer & Trust Company, pursuant to the procedures described in "THE OFFER:
PROCEDURE FOR TENDERING COMMON UNITS" of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

      The Buyer will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Common Units pursuant to the Offer. The Buyer will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

      The Buyer will pay or cause to be paid all transfer taxes applicable to its purchase of Common Units pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER EXPIRES AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 6, 2003, UNLESS THE OFFER IS EXTENDED. WITHDRAWAL RIGHTS EXPIRE AT THE SAME TIME.

      In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Common Units, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Common Units should be delivered or such Common Units should be tendered by book-entry transfer, all in accordance with the
Instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

      If holders of Common Units wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in "THE OFFER: PROCEDURE FOR TENDERING COMMON UNITS" of the Offer to Purchase.

      Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

                                                  Very truly yours,

                                                  (LOGO) Innisfree
                                                    M&A Incorporated


      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF HOLDINGS, THE BUYER, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.